MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
3rd QUARTER 2006 RESULTS ANNOUNCED

New Berlin, WI (October 26, 2006). Merchants & Manufacturers Bancorporation, Inc. (“Merchants”) announced net income of $1.6 million, or $0.43 per diluted share, for the three months ended September 30, 2006 compared to $1.7 million, or $0.47 per diluted share for the three months ended September 30, 2005, representing an 8.8% decrease in net income.

Net income for the nine months ended September 30, 2006 was $4.0 million; a 23.2% decrease from the $5.2 million earned for the same period in 2005. Diluted earnings per share for the nine months ended September 30, 2006 were $1.07, a 23.6% decrease from the $1.40 earned in the same period in the prior year.

The decrease in earnings for the nine months ended September 30, 2006 compared to the same period in the prior year is partially attributable to non-recurring items incurred during 2005. The nine months ended September 30, 2006 included pre-tax non-recurring income of $204,000 compared to $784,000 for the same period in 2005. Earnings were also affected by a decline in the net interest margin to 3.38% for the nine months ended September 30, 2006 compared to 3.68% for the same period in the prior year. The decrease in our net interest margin is due to our funding loan growth with more expensive wholesale funding compared to the lower cost of core deposits.

Merchants’ total assets increased 3.2% from $1.4 billion at September 30, 2005, to $1.5 billion at September 30, 2006. Gross loans increased 5.9% from $1.1 billion at September 30, 2005, to $1.2 billion at September 30, 2006 due to internal loan growth. Total deposits grew 1.1% from $1.13 billion at September 30, 2005 to $1.14 billion at September 30, 2006 primarily due to an increase in brokered deposits.

Michael J. Murry, Chairman, stated, “We continue to make significant quarter over quarter progress. Earnings per share increased from $0.28 in the first quarter of 2006 to $0.37 in the second quarter of 2006 representing a 32.1% increase. Subsequently, earnings per share increased from $0.37 in the second quarter of 2006 to $0.43 in the third quarter of 2006 representing a 16.2% increase. While loan volume decreased during the quarter due to two significant pay-offs, our net interest margin held steady at 3.37% after six consecutive quarters of declining margins. The main driver of the quarter over quarter increase in earnings was strong loan fee income and minimal increases in operating expenses.”

Net interest income was $11.7 million for the three months ended September 30, 2006 compared to $12.0 million for the same period in the prior year, and $34.6 million for the nine months ended September 30, 2006 compared to $35.3 million for the same period in the prior year. The net interest margin was 3.37% and 3.38% for the three and nine months ended September 30, 2006, respectively, compared to 3.63% and 3.68% for the same periods in the prior year. The decline in net interest margin was due to strong loan growth which was funded with higher cost wholesale funding instead of lower cost core deposits.

For the three and nine months ended September 30, 2006 and 2005, the provision for loan losses was $390,000 and $1.2 million, respectively, in each period. The ratio of allowance for loan losses to total loans was 0.98% and 0.94% at September 30, 2006 and 2005, respectively. The ratio of allowance for loan losses to non-performing loans was 106.7% at September 30, 2006 compared to 175.4% at September 30, 2005. The ratio of non-performing assets to total assets equaled 0.75% at September 30, 2006 compared to 0.54% at September 30, 2005.

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Merchants & Manufacturers Bancorporation, Inc.

Press Release - 9/30/06

Non-interest income for the three and nine months ended September 30, 2006 was $3.6 million and $10.6 million, respectively, compared to $3.1 million and $10.7 million for the three and nine months ended September 30, 2005, an increase of 14.4% for the quarter and a decrease of 0.4% year-to-date. We continue to have modest increases in service charges on deposit accounts and loan fee income that are partially offset by continued slowing of the mortgage loan market as interest rates continue to climb. The year over year decrease in non-interest income for the nine month period is also attributable to one-time net gains of $784,000 during 2005 compared to $204,000 in 2006.

Non-interest expense for the three and nine months ended September 30, 2006 was $12.5 million and $38.3 million, respectively, compared to $12.2 million and $37.2 million for the same periods in the prior year, an increase of 2.9% and 3.0%, respectively. Salaries and employee benefits increased $357,000 for the quarter and $1.2 million year-to-date primarily due to a significant increase in the cost of health insurance and normal pay increases. Most other operating expenses continue to trend down as occupancy expense decreased $15,000 for the quarter and $191,000 year-to-date and marketing and business development decreased $75,000 for the quarter and $124,000 year-to-date. Effective January 1, 2006, the Corporation adopted FAS 123(R) which resulted in additional compensation cost of $5,000 and $70,000 for the three and nine months ended September 30, 2006, respectively.

UNAUDITED	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
	2006	2005	Change	2006	2005	Change
		(Dollars In Millions, Except Per Share Amounts)
Net Income	$1.578	$1.730	(8.8%)	$3.973	$5.172	(23.2%)
Basic EPS	$0.43	$0.47	(8.5%)	$1.08	$1.41	(23.4%)
Diluted EPS	$0.43	$0.47	(8.5%)	$1.07	$1.40	(23.6%)

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Merchants & Manufacturers Bancorporation, Inc.

Press Release - 9/30/06

Merchants & Manufacturers Bancorporation, Inc. is a financial holding company headquartered in New Berlin, Wisconsin, a suburb of Milwaukee. Through our Community Financial Group network, we operate seven banks in Wisconsin (Community Bank Financial, Fortress Bank, Franklin State Bank, Grafton State Bank, Lincoln State Bank, The Reedsburg Bank and Wisconsin State Bank), one bank in Minnesota (Fortress Bank Minnesota) and one bank in Iowa (Fortress Bank Cresco). Our banks are separately chartered with each having its own name, management team, board of directors and community commitment. Together, our banks operate 48 offices in the communities they serve with more than 100,000 clients and total assets of $1.5 billion. In addition to traditional banking services, our Community Financial Group network also provides our clients with a full range of financial services including investment and insurance products, residential mortgage services, private banking capabilities and tax consultation and tax preparation services. Merchants’ shares trade on the “bulletin-board” section of the NASDAQ Stock Market under the symbol “MMBI.”

Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This release contains forward-looking statements concerning the Corporation’s prospects that are based on the current expectations and beliefs of management. When used in written documents, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Corporation’s control, that could cause the Corporation’s actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Corporation: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Corporation’s loan and investment portfolio; and the result of the Corporation's discussions with the WDR. Such uncertainties and other risk factors are discussed further in the Corporation's filings with the Securities and Exchange Commission. The Corporation undertakes no obligation to make any revisions to forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

For more information contact:

Michael J. Murry, Chairman of the Board of Directors - (414) 425-5334
Frederick R. Klug, Executive Vice President and Chief Financial Officer - (262) 827-5632

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Merchants & Manufacturers Bancorporation, Inc.

Press Release - 9/30/06

UNAUDITED
	At or for the Three Months Ended September 30,
	2006	2005	% Change
	(Dollars In Thousands, Except Share and Per Share Amounts)
For the Period:
Interest Income	$23,599	$19,983	18.10%
Interest Expense	11,901	8,006	48.65%
Net Interest Income	11,698	11,977	(2.33%)

Provision for Loan Losses	390	390	0.00%

Non-Interest Income	3,601	3,147	14.43%
Non-Interest Expense	12,541	12,183	2.94%
Income Before Income Taxes	2,368	2,551	(7.17%)
Income Taxes	790	821	(3.78%)
Net Income	$1,578	$1,730	(8.79%)

End of Period:	9/30/06	9/30/05	% Change

Assets	$1,484,635	$1,438,343	3.22%
Loans (gross)	1,184,350	1,118,389	5.90%
Allowance for Loan Losses	11,550	10,482	10.19%
Deposits	1,138,141	1,126,288	1.05%
Shareholders’ Equity	94,955	95,179	(0.24%)

Per Share:

Net Income (basic)	$0.43	$0.47	(8.51%)
Net Income (diluted)	$0.43	$0.47	(8.51%)
Book Value	$25.75	$25.72	0.14%
Dividends Declared	$0.18	$0.18	0.00%

Average Shares Outstanding (basic)	3,687,180	3,700,456
Average Shares Outstanding (diluted)	3,699,330	3,713,688
Ending Shares Outstanding	3,687,180	3,701,104

Key Ratios:

Net Interest Margin	3.37%	3.63%
Return on Average Assets	0.42%	0.48%
Return on Average Common Equity	6.52%	7.20%

Shareholders Equity to Assets Ratio	6.40%	6.62%
Tier 1 Capital to Average Assets Ratio	6.37%	6.53%

Non-performing Loans/Total Loans	0.91%	0.53%
Non-performing Assets/Total Assets	0.75%	0.54%
Allowance for Loan Losses/ Non-performing Loans	106.70%	175.37%

Merchants & Manufacturers Bancorporation, Inc.

Press Release - 9/30/06

UNAUDITED
	For the Nine Months Ended September 30,
For the Period:	2006	2005	% Change
Interest Income	$67,857	$56,633	19.82%
Interest Expense	33,247	21,302	56.07%
Net Interest Income	34,610	35,331	(2.04%)

Provision for Loan Losses	1,170	1,170	0.0%

Non-Interest Income	10,635	10,672	(0.35%)
Non-Interest Expense	38,292	37,185	2.98%
Net Before Tax	5,783	7,648	(24.39%)
Income Tax	1,810	2,476	(26.90%)
Net Income	$3,973	$5,172	(23.18%)

Per Share:
Net Income (basic)	$1.08	$1.41	(23.40%)
Net Income (diluted)	$1.07	$1.40	(23.57%)
Average Shares Outstanding (basic)	3,694,847	3,683,643
Average Shares Outstanding (diluted)	3,709,617	3,695,156
Dividends Declared	$0.54	$0.54	0.0%

Key Ratios:
Net Interest Margin	3.38%	3.68%
Return on Average Assets	0.36%	0.49%
Return on Average Common Equity	5.54%	7.39%